FOR IMMEDIATE RELEASE	MEDIA CONTACT:	Garet Hayes
ghayes@hopebeckham.com
Office: 404.604.2602

AARON’S, INC. ACKNOWLEDGES JOHN PORTMAN
FOR YEARS OF BOARD SERVICE

ATLANTA (November 14, 2011) – Aaron’s, Inc. (NYSE: AAN), a lease-to-own retailer specializing in the sales and lease ownership of residential furniture, consumer electronics, home appliances and accessories, announced today that John C. Portman has resigned from its board of directors.

Portman, chairman and CEO of the Portman Companies, is leaving his Aaron’s board position and other extracurricular activities to focus more time on his firm’s active architectural business.  He has been a member of the Aaron’s Board since 2006.

“John has been a valuable board member and his absence will be deeply felt,” said Charlie Loudermilk, Aaron’s founder and chairman of the board. “He has undoubtedly made a mark on this company and has played an instrumental role in all we have achieved over the past five years. While he will be missed, we at Aaron’s are pleased his business is thriving and wish him continued success. He may be stepping down from our board, but this is not the end of our partnership. I personally look forward to projects we will certainly work on together in the future.”

“Charlie Loudermilk has built a company that is truly one of Atlanta’s greatest success stories,” Portman said. “I fully expect it to continue to grow and prosper, and I remain committed not only to Aaron’s success, but to the wonderful friendship I have enjoyed with Charlie for so many years.”

About Aaron's, Inc.
Aaron's, Inc. (NYSE: AAN), the nation's leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, has more than 1,904 Company-operated and franchised stores in 48 states and Canada. Founded in 1955 by entrepreneur R. Charles Loudermilk, Sr. and headquartered in Atlanta, Aaron's has been publicly traded since 1982. For more information, visit www.aarons.com.

###